EXHIBIT 3.204

STATE OF TENNESSEE

CERTIFICATE OF INCORPORATION

Name.	First. The name of this corporation is Walnut Coal Company, Inc.

Address.	Second. The address of the principal office of this corporation in the State of Tennessee is
104 West Third Street, Box 270, South Pittsburg, Tennessee

Business.	Third. The general nature of the business to be transacted by this corporation is the operation, expiration, mining of coal, sale of coal, ownership of coal lands, coal producing properties, and any other allied businesses arising out of the coal industry. The general operation and sale of timber and timber properties and its allied lines.

Stock, with Classifications and Distinguishing Characteristics, if any.	Fourth. The maximum number of shares of stock which this corporation is authorized to have outstanding at any time is One Thousand (1,000) shares of common stock, with full voting powers of one vote per share, with no par value.

Initial capital.	Fifth. The amount of capital with which this corporation will begin business shall be (not less than One Thousand) One Thousand Dollars ($1,000.00) Dollars; and when such amount so fixed shall have been subscribed for, all subscriptions of the stock of this corporation shall be enforceable and it may proceed to do business in the same manner and as fully as though the maximum number of shares authorized under the provisions of the preceding section hereof shall have been subscribed for.

Duration.	Sixth. The time of existence of this corporation shall be perpetual.

Other Provisions. (See Section G. Subsection 7. of the Corporation Act of 1929.)	Seventh. The corporation shall have powers as set out in TCA Section 48-117 et seq.

We, the undersigned, apply to the State of Tennessee, by virtue of the laws of the land, for a Charter of Incorporation for the purposes and with the powers, etc., declared in the foregoing instrument.

Witness our hands this 2nd day of November, 1964.

ARTICLES OF AMENDMENT TO THE CHARTER

OF

WALNUT COAL COMPANY, INC.

CHANGING THE PRINCIPAL OFFICE

Pursuant to the provisions of Section 48-303 of the Tennessee General Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1. The name of the corporation is:

                    Walnut Coal Company, Inc.

2. The amendment adopted is:

The address of the principal office of the corporation in the State of Tennessee shall be:

Street:	204 Betsy Pack Drive

City:	Jasper, Tennessee

Zip Code:	37347

County:	Marion

3. The amendment wad duly adopted (at a meeting) (by the unanimous written consent) of the directors on May 30, 1984.

4. The amendment is to be effective when filed by the Secretary of State, unless otherwise stated (not later than thirty (30) days after such filing).

Dated: August 27, 1984.

Walnut Coal Company

By:	/s/ Ronald E. Calhoun
Signature

President
Title

Filing Fee of $10.00 required, in addition to annual report fee.

ARTICLES OF AMENDMENT TO THE CHARTER

OF

Walnut Coal Company, Inc.

CHANGING THE NAME OF THE CORPORATION

Pursuant to the provisions of Section 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1. The name of the corporation is: Walnut Coal Company, Inc.

2. The amendment adopted is:

The name of this corporation is

            Tennessee Energy Corp.

3. The corporation is a for-profit corporation.

4. The address and ZIP Code of the corporation’s registered office are 204 Betsy Pack Drive, Jasper, Tennessee 37347, in the county of Marion, and the name of the corporation’s registered agent at that address is Ronald E. Calhoun.

5. The amendment was duly adopted by the unanimous written consent of the Stockholder on April 15, 1992.

Walnut Coal Company, Inc.
Name of the Corporation

By:	/s/ Ronald E. Calhoun
Signature

President
Title